Exhibit 5.1

Date	11 August 2020

Our Ref	Our ref
AFC/ DEG 01405528

Prothena Corporation plc
77 Sir John Rogersons Quay
Block C Grand Canal Docklands
Dublin 2
D02 T804
Ireland

Re: Prothena Corporation plc (Prothena)
Dear Sirs

We are acting as Irish counsel for Prothena, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by Prothena of (i) 1,500,000 ordinary shares, par value $0.01 per share issuable under the Prothena Corporation plc 2018 Long Term Incentive Plan (as amended) (the 2018 LTIP) and (ii) 420,000 ordinary shares, par value $0.01 per share currently issuable under the Prothena Corporation plc 2020 Employment Inducement Incentive Plan (the 2020 EIIP, together with the 2018 LTIP, the Plans and the ordinary shares referred to in (i) and (ii) above, together the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by Prothena under the Securities Act of 1933, as amended. This Opinion is solely related to the Registration Statement.

In connection with this Opinion, we have reviewed copies of such corporate records of Prothena as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of Prothena and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders and Directors of Prothena upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities.

We further assume that Prothena will comply with all covenants given and representations and warranties made in connection with the Plans and that Prothena will receive consideration equal to the aggregate of the par value and any premium required to be paid up on the Ordinary Shares issued pursuant to awards under the Plans and that such consideration will be in cash and/or otherwise provided in accordance with Irish law.

PM Law · CE Gill · JG Grennan · J Coman · PD White · VJ Power · LA Kennedy · SM Doggett · B McDermott · C Duffy · PV Maher · S O’Riordan · MP McKenna · KA Feeney · M Sherlock
E MacNeill · KP Allen · EA Roberts · C Rogers · G O’Toole · JN Kelly · N O’Sullivan · MJ Ward · AC Burke · D Widger · C Christle · S O’Croinin · JW Yarr · DR Baxter · A McCarthy
JF Whelan · JB Somerville · MF Barr · AM Curran · A Roberts · M Dale · RM Moore · D Main · J Cahir · M Traynor · PM Murray · P Walker · K Furlong · PT Fahy · D. Inverarity · M Coghlan
DR Francis · A Casey · B Hosty · M O’Brien · L Mulleady · K Ryan · E Hurley · G Stanley · D Dagostino ·R Grey · R. Lyons · J Sheehy · C Morrissey · C Carroll · SE Carson
P Diggin · J Williams · A O’Beirne · MD Cole · G Conheady · J Dallas · SM Lynch · M McElhinney · C Owens · AD Ion · K O'Connor · JH Milne · T Casey · M Doyle · CJ Comeford
Consultants: SW Haughey · Professor JCW Wylie · AF Browne · MA Greene · AV Fanagan

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

1.Prothena has been duly incorporated and is an existing public limited company under the laws of Ireland; and
2.the Ordinary Shares have been duly authorised and when issued in accordance with the terms of the 2018 LTIP and the 2020 EIIP (as applicable) and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“nonassessable”).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.
This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

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